Exhibit 99.1

     Critical Therapeutics Reports Preliminary Operating Results
                    for the Fourth Quarter of 2006

    LEXINGTON, Mass.--(BUSINESS WIRE)--Jan. 9, 2007--Critical Therapeutics, Inc. (Nasdaq: CRTX) announced today that preliminary results indicate continued incremental growth in unit sales of ZYFLO(R) (zileuton tablets) in the fourth quarter of 2006, compared with the third quarter of 2006, despite a reduced number of sales representatives. In addition, based on preliminary results, the Company anticipates net cash expenditures in the fourth quarter will be approximately 23 percent below its previous fourth quarter net cash expenditure guidance.

    For the three months ended December 31, 2006, the Company expects to report revenue from ZYFLO sales of between $1.9 million and $2.1 million based on prescriptions filled. Sales growth has been fueled by an increase in the number of physicians prescribing ZYFLO since the start of the fourth quarter, continued growth in refill prescriptions and a 5 percent price increase that was effective as of October 27, 2006. Based on weekly retail pharmacy prescription data provided by external sources, total ZYFLO prescriptions filled grew approximately 8 percent over the third quarter of 2006. This growth estimate excludes the impact of prescriptions filled through non-retail channels, such as mail order, because these figures are not yet available.

    "We are pleased with the continued growth in sales of ZYFLO and are encouraged by the rate at which patients are refilling their prescriptions," said Critical Therapeutics president and chief executive officer Frank Thomas. "The realigned territories allow our respiratory sales force to increase the frequency of physician visits and should drive greater depth within our existing base of prescribing physicians. We have also continued to provide support and samples to existing prescribers who are not covered by our current respiratory sales force via our direct marketing call center."

    In October 2006, the Company announced a restructuring to focus its efforts on the zileuton franchise, including the controlled-release and intravenous formulations. Restructuring efforts are now substantially complete and the Company expects its net cash expenditures in the fourth quarter of 2006 will be approximately $10 million, 23 percent below the midpoint of the Company's previous fourth quarter net cash expenditure guidance of between $12 million and $14 million. The Company expects to report that it ended 2006 with approximately $49 million of cash and short-term investments. The results for the fourth quarter 2006 included a number of restructuring charges, primarily related to severance payments.

    "We are starting to see the benefits of our plan that focuses on key programs with the greatest opportunity for near-term value. We believe that the quarter-over-quarter prescription growth for ZYFLO with substantially fewer resources will help solidify the base of business for our twice-daily, controlled-released formulation of zileuton (zileuton CR) that we plan to launch in the second half of 2007, pending regulatory approval," said Thomas.

    Beginning in the first quarter of 2007, the Company expects to recognize revenue from sales of ZYFLO when product is shipped to wholesalers, third-party distributors or pharmacies rather than deferring revenue until the product is dispensed through patient prescriptions. Under the new revenue recognition policy, the Company will make allowances for estimated product returns based on historical return rates, among other factors. The Company expects to record a one-time increase in net product sales, net of an estimate for remaining product returns.

    In October, the U.S. Food and Drug Administration (FDA) accepted for review the Company's New Drug Application for its investigational drug zileuton CR. The Prescription Drug User Fee Act date is currently scheduled for May 31, 2007. SkyePharma PLC, through its subsidiary Jagotec, will manufacture zileuton CR for clinical trials, regulatory review and commercial sale. Zileuton CR utilizes SkyePharma's Geomatrix(R) technology.

    The Company expects to report fourth quarter and full year 2006 financial results and hold a conference call on or about February 8, 2007.

    About ZYFLO(R)/Zileuton

    ZYFLO(R) (zileuton tablets) is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. Zileuton inhibits 5-lipoxygenase (5-LO), an enzyme that catalyzes the formation of leukotrienes from arachidonic acid. 5-LO is the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms, including inflammation, swelling, bronchoconstriction and mucus secretion. ZYFLO is the only 5-LO inhibitor approved for marketing by the U.S. Food and Drug Administration.

    ZYFLO is not indicated for use in the reversal of broncospasm in acute asthma attacks, including status asthmaticus. Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to ZYFLO(R) (zileuton tablets), which is marketed in the United States for the prevention and chronic treatment of asthma in patients 12 years of age and older. Critical Therapeutics is working to expand its zileuton franchise by introducing a twice daily, controlled-release formulation for the prevention and chronic treatment of asthma and an intravenous formulation for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is collaborating with MedImmune, Inc. to design antibody therapies that treat acute and chronic diseases triggered by the inflammatory cytokine HMGB1. Research pipeline programs include lifecycle management to extend the zileuton franchise and an alpha-7 project for the treatment of inflammation. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits, market acceptance and future sales of ZYFLO and, if approved, zileuton CR; the progress, timing and success of our regulatory filings, regulatory approvals and product launches, including for zileuton CR; the impact and success of our operational restructuring; the progress and timing of our drug development programs and related trials; our strategy, future operations, financial position, anticipated revenues and projected costs, including revenue from ZYFLO sales for the fourth quarter of 2006, the increase in our subscriber base since the start of the fourth quarter, the anticipated change in our revenue recognition policy, expected net cash expenditures in the fourth quarter of 2006 and cash and short-term investments at the end of 2006; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the completion of our financial reporting process for 2006, the expected timing and outcome of the NDA for zileuton CR and related discussions with the FDA, including our ability to rely on historical data in the NDA, including the sufficiency and acceptability of the results of pharmacokinetic studies of zileuton CR for FDA purposes; our ability to transition our management team effectively; our ability to successfully enter into strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO, and, if approved, zileuton CR; our ability to successfully market and sell ZYFLO with a reduced sales force; patient, physician and third-party payor acceptance of ZYFLO and, if approved, zileuton CR, as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO and, if approved, zileuton CR; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; our heavy dependence on the commercial success of ZYFLO and, if approved, zileuton CR; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our discoveries and drug candidates; and our ability to maintain regulatory approvals to market and sell ZYFLO and, if approved, zileuton CR. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com